Exhibit 99.1

April 18, 2025

Board of Directors

H&E Equipment Services, Inc.

7500 Pecue Lane,

Baton Rouge, Louisiana 70809

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated February 18, 2025 to the Board of Directors of H&E Equipment Services, Inc. (“H&E”) as Annex B to, and to the reference thereto under the headings “THE OFFER– H&E’s Reasons for the Offer and the Merger; Recommendation of the H&E Board; Opinion of Financial Advisor to the H&E Board; Certain Forecasts” in, the prospectus/offer to exchange relating to the proposed merger involving H&E, Herc Holdings, Inc. (“Herc”) and HR Merger Sub Inc., which prospectus/offer to exchange forms a part of Herc’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/BofA Securities, Inc.

BOFA SECURITIES, INC.

BofA Securities, Inc. member FINRA/SIPC, is a subsidiary of Bank of America Corporation Page 1 of 1